Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q3 2012 TIDEWATER INC. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 02, 2012 / 04:00PM GMT

OVERVIEW:
TDW reported 3Q12 vessel revenue of a bit over $270m, diluted earnings per common share of $0.67 and fully diluted EPS, adjusting for reversal of accruals for previous tax liabilities, of $0.51.

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc - EVP, Chief IR Officer

Dean Taylor Tidewater Inc - Chairman, President and CEO

Quinn Fanning Tidewater Inc - EVP, CFO

Jeff Platt Tidewater Inc - COO

CONFERENCE CALL PARTICIPANTS

Greg Lewis Credit Suisse - Analyst

Veny Aleksandrov Pritchard Capital - Analyst

Jim Crandell Dahlman Rose - Analyst

James West Barclays Capital - Analyst

Todd Scholl Clarkson Capital Market - Analyst

John Donnel Howard Weil - Analyst

Joe Gibney Capital One - Analyst

Richard Sanchez IHS PetroData - Analyst

PRESENTATION

Operator

Good morning. My name is Brandon and I will be your conference operator today. At this time I would like to welcome everyone to the Fiscal 2012 Third Quarter Earnings Conference call. All lines have been place on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. Mr. Joe Bennett, you may begin your conference sir.

Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

Thank you Brandon. Good morning everyone and welcome to Tidewater’s Fiscal 2012 Third Quarter Earnings Results Conference Call for the period ended December 31, 2011. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President and CEO, Dean Taylor; Jeff Platt, our Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We’ll follow our usual conference call format. After the formalities I will turn the call over to Dean for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

During today’s conference call, Dean, Quinn, I, and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent form 10-K. With that, I will now turn the call over to Dean.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Thank you, Joe. Good morning, everyone. Earlier this morning, we reported fully diluted earnings per share for our third fiscal quarter of $0.67. That figure includes the reversal of accruals for previous tax liabilities, which contributed about $8.4 million to net income, or $0.16 per share. Adjusting for this benefit, our fully diluted earnings per share were $0.51 which exceeds the consensus estimate of $0.43. This quarter’s results compare to the $0.67 per share we reported in the year-ago quarter, and $0.34 per share of the September quarter, after adjusting for the $0.43 per share goodwill impairment charge we took due to the shift in our segment reporting of our financial results during the September quarter.

This quarter’s results reflect solid operating performance and were consistent with our previously stated view about improving industry fundamentals. As Quinn will explain in a minute, the quarter benefited from several positive developments. Fleet utilization rates and average day rates improved, which contributed to vessel operating revenues for the December quarter hitting the top end of our prior guidance. After adjusting for a benefit associated with foreign exchange movements, operating expenses were in line with the bottom end of our previous guidance. Growing revenue and positive cost control helped explain the quarter’s earnings performance. Our focus in upcoming quarters will be to continue these trends.

Last quarter, our results were adversely impacted by startup delays in both Australia and Saudi Arabia. This quarter’s results reflect the positive impact from their resolution, but only in part, as the resolutions of these matters occurred mid-way through the December quarter. Our vessels in Australia are now at work at healthy day rates, which contributed to the turn-around in operating results for our Asia/Pacific region.

In Saudi Arabia, by mid-November, we had five vessels on charter with our customer under the long-term contract that was discussed during our last earnings conference call. We also stated during that call that our efforts with the customer to resolve the issues related to the original contract could possibly lead to additional work.

As of today, we have eight vessels working for this customer, with one vessel expected to begin work by mid February, reflecting, we believe, a positive view by our customer of our performance. This is important as the Saudi Arabian market represents an attractive long-term growth opportunity for us.

Tidewater’s safety performance has continued at a very high level. Touch wood, we continue our record of no lost time accidents during this current fiscal year, and, in fact, not since August of 2010 have we incurred a lost time accident. This is something of which we are proud, yet we fully recognized that our safety efforts demand constant vigilance by every employee.

Our current fiscal year to date total recordable incident rate of 0.13 per 200,000 man hours, excuse me, matches the best year Tidewater has ever achieved, but we will not be satisfied until that rate becomes and remains zero. I salute our 7,000-plus employees for their diligence in operating safely and encourage them to keep up the good work.

I know you are wondering about the status of our Sonatide joint venture negotiations. We have extended our agreement through the end of March and remain cautiously optimistic about successfully negotiating a new long-term arrangement. In the interim, we continue to operate our vessels in Angola under our existing agreement, with many of our vessels’ contract terms extended beyond the nominal term of the joint venture agreement.

Both we and our partners at Sonangol are working to conclude a new term extension with a longer duration and on mutually acceptable terms, and we will advise you appropriately as matters develop.

Let me now turn the call over to Quinn to review the financial details for the quarter. I will then return to discuss our outlook for the market and our business strategy. Quinn?

Quinn Fanning - Tidewater Inc - EVP, CFO

Thank you, Dean. Good morning, everyone.

First, I’ll call to your attention our earnings press release which we put out this morning prior to the market’s opening. I’ll also note that we expect to file our quarterly report on Form 10Q through the Edgar filing service sometime before the close of business on Friday.

Turning to financial results as of and for the three-month period ended December 31, 2011, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results, and then provide our near- to intermediate-term outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.67 in the December quarter, versus adjusted diluted earnings per common share of $0.34 for the December quarter — excuse me — for the September quarter. For your period-to-period comparisons, I’ll highlight just a few items from the December quarter.

Vessel revenue for the December quarter was a bit over $270 million, versus approximately $248 million for the September quarter.

As Dean already highlighted, the quarter-over-quarter revenue and utilization trends, in part, reflect putting a number of project delays in the MENA and Asia/Pacific regions behind us. On our November earnings conference call, recall that I highlighted a revenue shortfall for the September quarter relative to expectations the time of the August earnings call of approximately $9 million related to these projects.

Directionally, December results imply we have recovered about two-thirds of that $9 million. March results should further benefit from a full quarter’s contribution from these vessels.

Also contributing to higher vessel revenue was reduced lost revenue due to fewer vessels in dry dock, and revenue generated by vessels recently added to the Tidewater fleet. Additional vessels going to stack had a relatively minor mitigating impact on vessel revenue growth in the December quarter.

In particular, lost revenue from vessels in dry dock during the December quarter was about $3 million less than the September quarter.

The incremental revenue contribution of 5 vessels delivered in the September quarter, and 11 vessels delivered in the December quarter was about $10 million, approximately 30% of which came from the 11 vessels delivered in the December quarter, which would imply that there is incremental revenue upside associated with the 11 vessels delivered in the December quarter.

Revenue lost in the December quarter from 6 newly stacked vessels was approximately $3 million.

Operating expenses for the December quarter were approximately $156 million, versus approximately $161 million in the September quarter. Crew costs trended up a bit with vessel deliveries; repair and maintenance expense was basically flat quarter-over-quarter; and supplies and fuel expense moderated a bit, due to fewer mobilizations that were unrelated to new vessel deliveries. Our safety program also continues to allow us to largely hold the line on insurance and loss costs.

Also embedded in vessel revenue and operating expense is the impact of the recent strengthening of the U.S. dollar relative to several foreign currencies. The FX drag on vessel revenue was approximately $2.5 million. Opex was also lower by about $5 million, so the net effect on vessel operating margin was positive to the extent of a couple of million dollars.

With a “cleaner” quarter, it is also worth noting that our mix of both vessel revenue and vessel operating profit show a bit more balance than was the case in the September quarter. For the December quarter, the Americas, Asia/Pacific, MENA, and Sub-Saharan Africa/Europe respectively contributed 31%, 15%, 10%, and 44% of vessel revenue. Similarly, the four regions respectively contributed about 33%, 14%, 7%, and 46% of vessel operating profit.

G&A for the December quarter was consistent with guidance at about $40 million.

Gains on dispositions, net, at approximately $2.5 million, was off from the elevated levels of the September quarter, in part reflecting an approximate $1 million impairment charge taken in the December quarter following our normal course review of all vessels in the fleet for asset impairment. In addition, we had a few sale transactions that failed to get across the December 31 finish line.

As a result, our historical run rate of $4 million to $5 million of gains on asset dispositions, net, remains a reasonable intermediate-term estimate for a quarterly average of gains on asset dispositions, even if realization of those gains will tend to be a bit bumpy.

Finally, Dean mentioned the reversal of approximately $8 million of FIN 48 tax accruals, largely due to the expiry of certain statutes of limitations with respect to tax liabilities established for uncertain tax provisions —excuse me — uncertain tax positions. As Dean noted, the associated reduction in tax expense positively impacted diluted EPS by about $0.16.

In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 262 vessels in the December quarter, which is down one vessel quarter-over-quarter.

Average active new vessels were up 9 vessels quarter-over-quarter to 207 vessels.

Average active older vessels were down 10 vessels quarter-over-quarter, to 55 vessels.

At December 31st, the average age of the active new vessels was 4.8 years and the average age of the active older vessels was 26.7 years. Overall, the average age of the 264 vessels that were active at quarter end was 9.4 years.

As to relative financial contribution, 87% of vessel revenue and 92% of vessel-level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in 2000.

At December 31, the stacked fleet totaled 79 vessels and was up one vessel quarter-over-quarter, reflecting six vessels going to stack in the December quarter and five vessel dispositions from the previously stacked fleet, all of which were sold to third parties.

We also sold one crew boat out of the active fleet, so a total of six vessels were disposed of in the December quarter. For reference, the stack fleet had an aggregate carrying value of about $40 million at December 31st.

Overall day rates, at $13,359 a day, were up about 4.5% quarter-over-quarter. Reported utilization for the fleet, which includes the drag associated with stacked vessels, was up 4.4 percentage points to 64.6%.

Utilization for the active fleet, i.e., excluding stack vessels, was about 85% for the December quarter, and up about 3.5 percentage points quarter-over-quarter.

For the large non-deepwater towing supply and supply class, day rates, at $12,460 a day, were basically flat quarter-over-quarter, and reported utilization was up about 6 percentage points quarter-over-quarter to about 54%. Excluding stacked vessels, utilization in the December quarter for the towing supply and supply class was approximately 81%.

Deepwater day rates were up about 6%, or about $1,350 a day, quarter-over-quarter to $22,696 a day. Utilization was up about 5 percentage points quarter-over-quarter to about 85%.

Within the deepwater vessel class, utilization for our 11 newer plus 10,000 break horsepower anchor handlers was up more than 10 percentage points quarter-over-quarter to plus 90%, largely reflecting the previously referenced project startups in the Asia/Pacific region. Utilization of our 54 newer deepwater PSVs was also about 90% in the December quarter, which is up about 9 percentage points quarter-over-quarter.

Average day rates for the deepwater anchor handlers, at $27,300 a day in the third quarter, were basically flat quarter-over-quarter. Day rates for the deepwater PSVs, at about $23,800 a day, were up about 6% quarter-over-quarter.

Turning to our outlook, improving industry fundamentals and new vessel deliveries will likely continue to be the key drivers of near to intermediate-term financial results. In particular, the active fleet is approaching what we would consider to be full utilization due to regulatory dry docking requirements, unavoidable gaps in contracts, and so on and so forth. Day rates are generally stable or improving across both asset classes and geographies.

Most noteworthy is the deepwater PSV class, to which we have made a relatively large capital commitment in the last few years. Demand for deepwater PSVs is robust, and we are effectively at full utilization. As a result, we have recently seen both spot and term rates trending higher.

For the March quarter, our positive fundamental outlook is tempered at the margin, by a bit of a step up in scheduled dry docks that will contribute to both higher Opex and additional lost revenue.

In particular, recent vessel deliveries, a number of which were delayed in getting on charter in the September quarter and the early part of the December quarter, should contribute additional revenue in the March quarter and seven additional new vessels, including two deepwater PSVs and five shallow- to mid-water anchor handling and towing supply vessels that are expected to be delivered into the Tidewater fleet in the March quarter, will also modestly contribute to at least vessel revenue.

As was the case in the December quarter, at present, we only expect to stack a handful of vessels in the March quarter.

Within this context, we expect that Tidewater’s quarter over quarter revenue progression will be positive for the March quarter and, as of today, our internal estimates peg the March quarter’s vessel revenue somewhere between $280 million and $290 million.

In regards to Opex, as noted, we presently anticipate modestly higher dry docking costs in the fourth quarter. So absent unanticipated downtime or a decision to accelerate or defer dry docks, repair and maintenance costs should be up a couple million dollars quarter-over-quarter.

In addition, our 11 new vessel deliveries in the December quarter and a further 7 scheduled new deliveries in the March quarter will also result in incremental crew costs and supplies and fuel expense as we crew, provision, and mobilize these vessels for their first jobs.

As a result, and based on what we know today, Opex for the March quarter should fall within the range of $168 million to $173 million.

Based on these vessel revenue and Opex ranges, vessel operating margin for the March quarter should be plus or minus 40%.

We currently estimate G&A expenses for the March quarter to be about $40 million, or generally flat relative to the December quarter.

Finally, our estimated effective tax rate for fiscal 2012, including discrete items through the December quarter, is about 21%, implying an operating effective tax rate for the March quarter of about 27.5%.

As always, the geographic mix of pre-tax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

Turning to the balance sheet, capital commitments and available liquidity, cash flow from operations for the first nine months of the fiscal year was about $158 million, versus about $218 million in the same period in fiscal 2011.

Capex and proceeds from asset dispositions for the first nine months of fiscal 2012 were about $297 million and about $30 million, respectively.

We also acquired approximately 739,000 Tidewater shares during the December quarter at an average price of $47.37 for total consideration of $35 million. This leaves $165 million of unused capacity, under our Board-approved current buyback authorization.

New vessel commitments in the December quarter totaled about $83 million, and included one vessel construction project and two vessel purchase commitments. All of these vessels are deepwater PSVs.

In total, unfunded vessel commitments at December 31st, approximated $420 million, including 23 vessel construction projects, and 7 vessel purchase commitments.

Capex in the March quarter is expected to be about $100 million based on December 31st commitments.

Total debt at December 31 was $825 million, and cash at 12/31 was about $188 million. As a result, net debt at quarter end was $637 million, and net debt to net book capital at 12/31 was about 20%. As most of you know, we have no remaining debt maturities in fiscal 2012.

Total liquidity at 12/31, including availability under committed bank facilities, was approximately $750 million, so we continue to have plenty of dry powder available to us if attractive investment opportunities become available.

As a final point, and in that context, I will note that, subsequent to December 31st, we elected to draw on the entire $125 million term loan facility that was set to expire in January. Nominal amortization of the loan begins in 2Q fiscal 2012 and there is a balloon payment equal to 87.5% of the original principal amount in January 2016. Pricing is LIBOR- based and tied to leverage as defined in our bank credit facility.

Proceeds will supplement existing cash for general corporate purposes including possible additional capital commitments.

And with that, I will turn the call back over to Dean.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Thank you, Quinn. As we look to the future of our industry, we see positive fundamentals in place that should extend the upturn that is now under way. High oil prices driven by demand growth, primarily from the developing economies of the world, should continue to incentivize our customers to increase their offshore exploration and development activity. Industry spending surveys support that view.

The number of offshore drilling rigs is climbing and newbuild rigs continue to be delivered, further expanding the offshore market. Large discoveries and new offshore basins are opening new markets that will support higher future activity, too.

The tide is turning, and Tidewater is ready.

Our earnings momentum is building because we positioned ourselves for this changed environment by investing aggressively to create the largest modern and most capable fleet in the industry; by positioning ourselves in all the major global offshore markets to capitalize on their growth; and by retaining a strong financial position enabling us to withstand the industry downturn while providing us the flexibility to capitalize on available opportunities.

Our overriding objective has been to act for the benefit of our shareholders by investing in our business, but as Quinn noted, we also returned value to our shareholders in the December quarter by repurchasing $35 million of our shares when our share price declined. Both actions are contributing to our per share earnings growth, and hopefully will benefit our future share price.

We continue to assess the best use for corporate cash flow to create shareholder value. To date, that has been by adding new vessels to our fleet that we believe will deliver value to our owners, and top quality equipment and services to our customers over an extended period of time.

While that remains our primary focus, the opportunities to add new vessels to our fleet through acquisitions of vessels of certain vessel classes appear to be waning, meaning we must revisit new building opportunities more closely in those classes. While growing our fleet remains our first choice, we will weigh those opportunities against other ways of using our cash flow to create shareholder value.

We are excited about the future of our business, confident that the bottom of the industry cycle is in our rearview mirror. We look forward to capitalizing on our prior well-timed investments for our shareholders’ benefit. We’re now ready for your questions. Brandon?

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Greg Lewis with Credit Suisse.

Greg Lewis - Credit Suisse - Analyst

Thank you. And good morning.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Good morning, Greg.

Greg Lewis - Credit Suisse - Analyst

Well, I guess first, congratulations on a great quarter. When we look at the performance, you know utilization trended higher, rates trended higher. What will you think about moving forward over the next sort of two quarters? When you look at all of the various bases you are operating, where do you think the most upside still remains in utilization and rates?

Jeff Platt - Tidewater Inc - COO

Greg, this is Jeff Platt. Look, utilization, especially on the newer fleet, as Quinn said, we’re getting to kind of the top end of that, because our equipment is all working pretty much flat out, especially in the deep water PSVs.

Greg Lewis - Credit Suisse - Analyst

Sure.

Jeff Platt - Tidewater Inc - COO

So, on the utilization, I’d like to say we could move it, but like I say, we’re pretty much flat out. Now once the utilization certainly moves up and some of our competitors I think see the same things, then I think potentially the day rates are the thing that follows with that. I’m glad to say that really we’re seeing and you talk about the basins, actually activity is on a worldwide basis picking up.

Certainly the Gulf has had some optimism here that there’s going to be some drilling projects picking up. The Sub-Sahara Africa of course for us is a very important basin and we see lots of activity on both coasts of Africa. So, really across the board again we’re seeing I think movement for day rates to continue up. Utilization again we’re pretty much flat out at this point.

Greg Lewis - Credit Suisse - Analyst

Okay. Great. So, in other words then that should sort of lead to continued gap ups and upward pressure on rates? Is that how we should think about it?

Jeff Platt - Tidewater Inc - COO

Yes, I think that’s a fair comment.

Greg Lewis - Credit Suisse - Analyst

Okay great. And then just in thinking about that, I mean clearly Tidewater has some boats that are US flagged that could move back into the US, if you so choose to. I mean at this point, where we are, is that something that you’re even thinking about? Or it is just that in the other basins where those boats are operating, there’s just really no need to move those boats simply because the rates you’re getting are just that strong?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Greg this is Dean again. You know we’re agnostic in terms of what markets to which to send vessels. We review every opportunity on an EVA basis. Every single one. So, as the US market continues to improve, and if the opportunities in the US are better than the opportunities in West Africa, or Brazil, or Mexico, or wherever, we’ll evaluate that on a case by case basis. I can say though, that we are actively looking at bringing some vessels back to the US market.

Greg Lewis - Credit Suisse - Analyst

Okay. Great. And then just really one quick question, on new buildings. You know, clearly, you guys are going to be taking delivery of good assets you know over the next few quarters. In thinking about that, it looked like in the fourth quarter, I guess if we were to look at the queue, it looked like there were about 16 boats that were scheduled to hit the water. And it actually ended up coming closer to 11.

When we think about that, were those primarily anchor handlers that were sort of pushed back into the first part of 2012? And is that something that we should think about as sort of a natural trend that sort of carries through you know over the next couple quarters as you take delivery of those vessels? Or is there going to be a catch-up?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

That was more than one question, Greg. [ Laughter ]

Greg Lewis - Credit Suisse - Analyst

Sorry about that.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Well, we had some — we had a couple of vessel cancellations that were the result of the financial condition of the shipyard. And we had some vessels just slipped into this quarter to be delivered, which is sort of a natural progression of things, and shipyard activity from time to time.

I don’t know that there’s any specific class to which we could point a finger and say that this class is more problematic than another class. We - I think in our queue, we will be pointing out that there are four vessels in a deep water class — in deep water PSV class and we are having some issues with.

So, they may come out of our order book, and depending upon the performance of the shipyard in question, but that’s peculiar to one shipyard and not shipyards as a whole. So, I think that — to answer your question, there’s no one specific class to which one could attribute the delay and the delivery of the vessels.

Greg Lewis - Credit Suisse - Analyst

Okay. It was more just a function of one shipyard it sounds like.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Well not — it was a function that we canceled two ships outright and then the others were delays.

Greg Lewis - Credit Suisse - Analyst

Okay perfect. Hey, guys, great quarter again. Thanks for your time.

Operator

Your next question comes from the line of Veny Aleksandrov with Pritchard Capital.

Veny Aleksandrov - Pritchard Capital - Analyst

Good morning. I have a question on the crew costs. You talk about increasing crew costs next quarter because new boats are entering. But how about labor inflation in the Gulf of Mexico and internationally?

Jeff Platt - Tidewater Inc - COO

We certainly see it in the US, where you have a limited supply of mariners, people had left the industry over the last couple of years, certainly with the new equipment coming in. There are wage pressures there. And additionally, in localized markets, Brazil being one, where you have a very strong local content requirement on the vessels and not just the vessels, the rigs were compete - we, like everyone else, are competing at that pool, so that is certainly a concern. And all we can do is continue to search for new sources of Mariners, step up the training program and try to meet our requirements.

Veny Aleksandrov - Pritchard Capital - Analyst

Thank you. And my next question is, if you look at the day rates by new vessels and legacy traditional vessels, it seems like the traditional vessels day rates increased by a very good margin this quarter over last quarter. And the new vessels are lagging. Does it take longer for the new vessels day rates to move up, since they’re higher to start with?

Quinn Fanning - Tidewater Inc - EVP, CFO

I’m not sure I’d say that. The - I mean ultimately, the pricing is going to be determined by the supply/demand dynamic. And where we’ve seen nice progression in rates, is where supply is tightest because demand is greatest and that’s in the deep water PSVs.

But there is an element in the older fleet of essentially, as we flake off, vessels by stacking them, those that remain in the fleet, are a) getting better utilization — you know you may have two vessels that were working at sub optimal utilization, we’ll stack one, and then the rest are on average, working at higher utilization. But, those that remain are also the ones where there is demand for it, and as a result, the average day rates tend to move up, as does the utilization rate.

But what’s really driving our financial results is not utilization or rates on the older vessels, because it’s a small percentage of the revenue and margin contribution, meaning less than 10%. It’s really the new vessels, and the high utilization we’re realizing today and the rate trends that we’re starting to experience.

Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

Veny, this is Joe. I’d just add to that, a lot of that has to do with the contract coverages and just the timing of the roll overs of charters. The more traditional boats generally are under a shorter term contract, so they’ll roll a little bit more often than will the new equipment. But a lot of the movement quarter-to-quarter sequentially will be a real function of just the opportunities that we have with contract endings and beginnings of new contracts.

Veny Aleksandrov - Pritchard Capital - Analyst

Thank you so much.

Quinn Fanning - Tidewater Inc - EVP, CFO

Just one final point I will make, is back to your original question, regarding crew costs. A third element in the trending costs, other than vessel deliveries and labor inflation, which Jeff addressed, is foreign currency movements, and we try and run natural hedges around the world by lining up local currency elements of our revenue with the local operating costs such that margin is not dramatically impacted by FX movements. That does not mean that operating expenses and vessel revenue cannot be affected by FX movements, as was the case today. And probably what you saw a little bit in the last quarter is that the strengthening of the dollar, had a mitigating impact on crew costs, which would have otherwise been trending up, because of vessel deliveries.

Veny Aleksandrov - Pritchard Capital - Analyst

Thank you. I appreciate it.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Thank you.

Operator

Your next question comes from the line of Jim Crandall with Dahlman Rose.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Hey, Jim.

Jim Crandell - Dahlman Rose - Analyst

Good morning Dean, how are you?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Croaky this morning, but other than that, I am fine. Thanks.

Jim Crandell - Dahlman Rose - Analyst

If you could, Dean, provide a little bit more color on the day rate outlook by type of vessel out there? You know, we’ve been waiting for this recovery so long, and now that it appears to be taking hold it’s interesting that we’re up to levels quickly, where we’re approaching full utilization of at least certain classes of vessel. Could you maybe provide a little color on the different outlook between the different types of vessels you have?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Well the better outlook is clearly deep water PSVs. That, as Jeff indicated, we have basically full utilization of that class. So, every time something rolls and we have an opportunity to move the rates, we do so. And we don’t so by $100 a day or $200 but we try to be as aggressive as we think the market will allow. To a lesser extent, the towing supply vessels are not nearly as tight. Nor are the large anchor handling deep water vessels, they’re not as tight.

So, those rates are harder to move. And yet, I think our fellows in the field under Jeff’s supervision are doing a terrific job at every opportunity moving those rates when they can. There’s still some surplus of equipment in Southeast Asia in the lower towing supply vessel class. The larger anchor handlers are improving in general opportunities, said terms. But they’re not improving in the same fashion that larger PSVs are for the deep water.

So, I can’t hardly be more specific than that, Jim, because in each case, I mean we’re doing our best to represent our shareholders nicely, in this improving environment, but you know, we do have competitors out there, some competitors are market share freaks, and they’ll drop rates to try to gain market share, and they are a drag on improving fundamentals. And also we have roughly 50% of our fleet tied up in term contracts that will go through the next year, such that we’re only able to move rates on approximately 50% of our fleet during the next year. So, we have some constraints, but on the whole as I hoped to do in my prepared comments, we’re very optimistic.

Jim Crandell - Dahlman Rose - Analyst

Dean, is it fair to say that you’ve been focusing on deep water PSVs as the number one area to add or to acquire new builds out there?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Recently, I think if you look at our new fleet, and that’s practically our entire fleet now, I mean as Quinn said, or if you just take our active fleet, our average age now is down to less than 10 years. If you take that fleet, and you compare it to the worldwide rig fleet, you’ll see that we’ve pretty nicely balanced with about 40% of our fleet, in deep water fleet as compared to about 40% of the worldwide rig fleet is deep water. And the rest of our fleet is dedicated to mid water and shallow water, which is where the rest of the worldwide rig fleet is.

Now, I would say that the bulk of our future investment will probably be slanted more toward deep water or not, but we’re not going to forget that 60% of the worldwide rig fleet is jack-ups. And I think if you forget that, you do so at your peril. So, we’re not going to ignore that segment of the market in our continued investment activities.

Jim Crandell - Dahlman Rose - Analyst

As you look at the industry new builds out there, Dean, have you seen a ramping up recently of deep water new builds for PSVs?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Some. There’s some brokers that are predicting an oversupply in the large PSV segment. Some brokers are not, depending upon the viewpoint of the individual involved, but some people are saying that there’s going to be an oversupply of large PSVs in the North Sea, that, that’s coming. Some people are saying that in the North Sea the large anchor handlers are going to do quite well this summer. I don’t share that view. But that is the view of some people who are probably closer to the North Sea than I am. So, have I answered your question, Jim?

Jim Crandell - Dahlman Rose - Analyst

Yes, you have, Dean. Thank you very much.

Operator

Our next question comes from the line of James West with Barclays Capital.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Hey James.

James West - Barclays Capital - Analyst

Good morning, guys. Morning, Dean. Dean, if we look at the overall vessel fleet right now, where would you peg marketed utilization? I know you guys are running full out in certain categories but where do you think the industry is in terms of marketed utilization? So, excluding kind of stacked vessels and vessels that aren’t competitive?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

I think about 74%, 75%, James.

James West - Barclays Capital - Analyst

That’s taking out the ones that aren’t competitive?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Taking them out, you’d probably be 78%, 77%, 78%.

James West - Barclays Capital - Analyst

Okay. And so you would —

Dean Taylor - Tidewater Inc - Chairman, President and CEO

We’re really close to an inflection point.

James West - Barclays Capital - Analyst

Right. That 80% is kind of the key inflection point is what I was kind of going towards.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

We think so.

James West - Barclays Capital - Analyst

Okay. And then Dean, as you look at your portfolio globally, what do you see as the top kind of one, two, three, growth areas, in your business, in calendar 2012.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Do I have to telegraph to all of our competitors where we think the best markets will be?

James West - Barclays Capital - Analyst

You don’t have to. But if you want to.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

I’d really prefer not to, if you give me a pass, James. I’m not trying to be cagey or obnoxious, it just seems to me that there’s no sense in making the terrain more [fassled] for our competition.

James West - Barclays Capital - Analyst

That’s fine. I understand. How about this question then, if I could come to the cost side, what are you seeing on mariner inflation globally at this point on labor?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Depends on where you are as Jeff indicated. In the United States, we’re seeing pressure, certainly in Australia and Brazil, there’s pressure. The rest of the world, not so much.

James West - Barclays Capital - Analyst

But you would assume day rates at this point, especially when you hit 80 will definitely offset any kind of — those kind of cost pressures?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Well, they better. Otherwise, we’re not earning our pay around here.

James West - Barclays Capital - Analyst

Okay. Understood. Great. Thanks, Dean.

Operator

Your next question comes from Todd Scholl with Clarkson Capital Market.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Good morning, Todd.

Todd Scholl - Clarkson Capital Market - Analyst

Good morning, guys. Congratulations on another good quarter. Most of my questions have been asked. But I have two quick ones here. One, I think you said around 50% of the fleet is on a term contract now. Are you pretty happy with that mix? Or would you — are you actively trying to push more for longer-term contracts and a larger percentage of the fleet being on term?

And then second, it seems like most of the publicly-traded competitors that you have, have become — have a better understanding of working in Brazil now, and have become more disciplined in that market. But it also seems like now some of the private competitors are starting to move into that space. Can you maybe give us some color on what you’re seeing in Brazil and as some of these kind of private competitors from the Mid East and Asia try to move into the Brazilian market, does that potentially open some opportunities in those markets that weren’t there a couple years back?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

I’m asking Jeff to respond. He’s a little bit closer to Brazil than I am.

Todd Scholl - Clarkson Capital Market - Analyst

Okay.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Although we both at one period or another in our careers both managed that business directly. But Jeff, go ahead, please.

Jeff Platt - Tidewater Inc - COO

Todd, yes I think you said it. As people gain experience in Brazil, and it’s usually the kind of the school of hard knocks, people moving in down there. It’s still a tough place. Now, we have seen some recent tenders in Brazil, where the rates certainly appear to be moving, to be more in line with what the operational costs are. But it’s still a very difficult market, to the extent that new people move in that don’t have experience, you know we see people falling into some traps with contracts that quite honesty we think that down the road, or very quickly, they’re going to realize that they aren’t quite the contracts that they would like.

Overall, again, when someone moves equipment into Brazil to chase that, that locks that equipment up. Typically on longer term contracts so that it won’t be able to come back out as the rest of the world picks up. So to answer your question, yes, I think as people lock up some of their fleets in Brazil, that does create opportunities elsewhere. Because those typically are long-term contracts.

Todd Scholl - Clarkson Capital Market - Analyst

And on the term versus spot question, are you guys happy with your kind of how your current portfolio is or would you like to see more on term?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Todd, it’s funny, but for the — I’ve been CEO now for almost 10 years, and for that 10-year period, that ratio of term to spot hasn’t changed very much. It quickly — you know, we would love to lock up high rates when the market is at its peak for long periods of time, but you know what tends to happen is that the — our customers if they feel like they’ve locked in a rate at a peak, they tend to try to jawbone us down to more market-driven rates, when the cycle turns.

So, you know what we try to do is evaluate every situation on its merits. I think the bias would be to lock up more stuff on term rates when the market is better. But when you do that, you’re by definition, closing the window to bettering those rates if you’ve misjudged the market. And if the market improves even more from where you thought you were close to a top of a market. And I think that — I think that the rate levels that we saw in 2008 may actually be exceeded in this next peak.

So, I think that locking up rates at 2008 levels may not be a good move for our Company. So, we’ll — as I said, we’ll evaluate each opportunity on its merits, but I don’t think we will be satisfied to achieving rates that we achieved in 2008 because I think that the opportunities are actually better than that.

Quinn Fanning - Tidewater Inc - EVP, CFO

Just one thing for you, Todd. When we talk about contract cover, and when we refer to that plus or minus 50% number, which as Dean noted hasn’t really changed significantly at least in the four years or so that I’ve been here. But when we think of it, it’s number of contracted days relative to available days over a 12 month period. So if you were to look at it at three or six months, you would see higher percentage of available days contracted. But when we talk about 50%, and specifically, it’s 54% I believe today for the overall active fleet, and a little bit higher than that on the new fleet.

But what we’re referring to is available days that are contracted over the next 12 months. If you were to look at it on a revenue basis, i.e., contracted revenue relative to expected revenue, it tends to be a bit higher, and as much as 10 percentage points. But what really happens quarter in quarter out is about 15% to 20% of the fleet rolls over to a market rate, whether it’s higher or lower than the previous quarter is obviously a market conditions question. But 15% to 20% of the fleet is what’s available to us to re-price every quarter or so.

Todd Scholl - Clarkson Capital Market - Analyst

Okay. Great. That’s very helpful. Thank you. Appreciate it.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Thank you, Todd

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Hi John.

Operator

Your next question comes from John Donnel with Howard Weil. John, your line is open.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Brandon, I think you butchered the name of his firm so badly, he doesn’t want to speak.

Operator

I’m sorry.

John Donnel - Howard Weil - Analyst

No worries. Sorry about that, guys. With the utilization for the deep water PSVs getting so tight here, are you seeing more of your customers coming to you with — looking for maybe even new build packages for a multi-vessel deal similar to maybe what see saw with Saudi Arabia, or what a lot of people are experiencing down in Brazil?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

John, Jeff is shaking his head so I’m going to let him respond.

Jeff Platt - Tidewater Inc - COO

John, we really haven’t seen that. We do have some vessels under contract that are purpose built for contracts. But in general, I think where your question is coming from, we’re not seeing our clients come out and asking us to build a series of vessels specific for their needs.

John Donnel - Howard Weil - Analyst

Okay. Thanks. And then regarding the Sonatide JV, it seems like we’ve been going on for a number of quarters here of just sort of getting that one quarter extension, how should we be thinking about this as we go ahead? Is this something that the status quo is more or less acceptable to both parties at this time? And kind of the quarter to quarter rollover is okay? Or is this something that’s worrying to you guys here in terms of maybe giving opportunity for a competitor to get into that market?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Well, it’s top priority for both of our Companies to achieve a new longer-term agreement. And I’d say that both Companies are working diligently to effect that. So, I don’t sense anything but goodwill on the part of Sonatide. I know that there’s nothing but goodwill on the part of Tidewater. As I’ve told some people internally, I mean the simplest way to solve that problem is to sign a bad agreement.

John Donnel - Howard Weil - Analyst

Right.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

For either party. And it’s - and I think each party is doing its very best to sign an agreement that’s in the best possible circumstances for that particular party. So that’s what’s taking time. It’s unfortunate that every quarter we have to report that it’s not done. Until it’s done, it remains undone. But as our quarterly report is going to say that we’re reasonably optimistic that we will achieve a new longer-term agreement. We don’t put a time frame on it, because it’s not fair either to us, or to our partners to be operating under the barrel of a gun.

But I can assure you that it’s our top priority. And I feel very confident that it’s Sonangol’s top priority to get this done. So, yes, there is some concern that it — while it’s undone, that it’s not done. But it is top priority for both companies to be done.

John Donnel - Howard Weil - Analyst

Okay. Great. I appreciate the input there. And thanks for taking my questions.

Operator

Your next question comes from the line of Joe Gibney with Capital One.

Joe Gibney - Capital One - Analyst

Thanks, good morning.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Hey, Joe

Joe Gibney - Capital One - Analyst

Most of my questions have been answered. Just wanted to follow up a little bit on Saudi, and encouraging data points on the vessel side with eight working and another expected to come back in mid February. Dean, I was just curious if you could update us there, just kind of tendering activity and outlook within Saudi as you guys think about building that market a little bit further?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Jeff is closer to it Joe. And Jeff will respond.

Jeff Platt - Tidewater Inc - COO

And Joe, I think it’s pretty much public information. There is another tender that’s out, and certainly you know the clients that operate in Saudi, predominantly Aramco. They have pretty aggressive drilling campaigns that they’ve acknowledged, so certainly we hope certainly to prove our value there, and to continue to grow with that market.

Joe Gibney - Capital One - Analyst

All right. Thanks. And curious on Mexico, and India as well. I know LNGC is certainly expected to ramp up a little bit more. Just curious on your thoughts in particular on the Indian market for you guys.

Jeff Platt - Tidewater Inc - COO

Joe, the Indian market is one that we certainly don’t have much of a presence in today. And I think that’s one that we look at as some growth opportunities. India is a difficult place to operate. It may have some similarities to Brazil, with respect to the difficulties to operate there, but it is a market today that we certainly see an upside for us.

And in Mexico, we see some tendering activities, certainly on the rig side is promising and Pemex certainly has to do some things to turn around their production. It’s still again — they put caps on tenders, that quite honestly don’t reflect really what the market rates are for the equipment there. We look at Mexico I think, again, it will be a growth opportunity. It’s a market that we’ve been in for quite some time.

But right now there’s I think, as the rigs come in, the need for the vessels obviously has to be there as well. But to this point we’re still seeing some artificial or caps put on tenders that don’t quite make sense for the type of equipment that is being specked.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Joe, one comment I’d make about Mexico is that this is an election year in Mexico. Typically things tend to slow down in election years. Although that may be a little bit different this year. But that’s typically what happens there. The other thing that seems to be occurring in Mexico, it does seem that the PRI, seems to be the party that seems to have the winning candidate, and if the PRI wins, I think we’ll probably see a return to more bureaucracy and more state-ism in general in Mexico. And I’m not sure how that plays out for the market for our services or for the rigs, but I think things will become more complicated in Mexico if the PRI is the ruling party.

So, we look at Mexico as a great opportunity, but the future is somewhat cloudy, pending the elections, and the results of those elections. Now, the PRI’s candidate is talking a good game in terms of business and helping business prosper there. But the proof will be in the pudding’s tasting. And so we’re not overly enthusiastic about Mexico because I think that there’s just a lot still to be determined in that market.

Joe Gibney - Capital One - Analyst

All right. Thanks. I appreciate the comments. Nice quarter. I will turn it back.

Operator

Your next question comes from Richard Sanchez with HIS Petro Data.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Hello, Richard.

Richard Sanchez - IHS PetroData - Analyst

Good morning, gentlemen. I had a question regarding the resale market for vessels. You had seemed to suggest that Tidewater was looking at possible new builds. Would that mean to say that the vessel — available vessels on resale, or that the prices are maybe less favorable or less availability there?

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Yes.

Richard Sanchez - IHS PetroData - Analyst

All right. Thank you.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Okay, Richard

Operator

There are no further questions in queue at this time.

Dean Taylor - Tidewater Inc - Chairman, President and CEO

Okay. Well we thank everyone for your interest in our Company, for participation in the call today and we wish you all the best and God bless you all. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.

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